Exhibit 10.4

AMENDED AND RESTATED CONSULTING AGREEMENT

THIS AMENDED AND RESTATED CONSULTING AGREEMENT, dated as of  July 19, 2010 (this "Agreement"), is by and between Russell H. Ellison ("Consultant"), and Ventrus BioSciences, Inc., with principal executive offices at 787 7th Avenue, 48th Floor, New York, NY 10019 ("Company") and supersedes the prior Consulting Agreement among the parties hereto dated June 2010.

WITNESSETH:

WHEREAS, Company is a development stage biomedical and pharmaceutical company;

WHEREAS, Consultant provides expertise in regulatory and development matters related to the pharmaceutical, biotechnology and life science sectors, and in corporate development, corporate governance and corporate management;

WHEREAS, Company desires that it be able to call upon the knowledge and experience of Consultant for consultation services and advice; and

WHEREAS, Consultant is willing to render such services to Company on the terms and conditions hereinafter set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties hereto agree as follows:

Section 1.  Services. Consultant agrees to serve as Chief Executive Officer of the Company. Consultant hereby agrees that the Services shall be provided at such times and at such places as the Company shall reasonably request, and in accordance with the highest prevailing industry standards and practices for the performance of similar services.

Section 2.   Term of Agreement. The retention of the Consultant by the Company as provided in Section 1 above shall be for a period of six (6) months from the date hereof, unless sooner terminated in accordance herewith (the “Term”); provided, however, that the Term shall be extended for an additional one-year period upon mutual written agreement of both Consultant and Company. This Agreement will terminate automatically upon the commencement of the Employment Agreement previously negotiated and entered into among the parties.  Notwithstanding anything to the contrary contained herein, the Agreement may be terminated by Consultant or the Company upon thirty (30) days prior written notice to the other party.  Immediately upon receipt of such notice from the Company, Consultant shall institute such termination procedures as may be specified in the notice and shall use his/her best efforts to minimize the cost to Company resulting from such termination.  Sections 5, 6, 7, 8, 9 and 10 shall survive the expiration or termination of this Agreement.

Section 3. Compensation.

(a)	Fees:
a.
Consulting fee: As full compensation for the daily performance by Consultant of his/her duties under this Agreement, the Company shall pay Consultant 30,000 US $ per month, such payment to be made at the end of each month.

b.
Partnership or Merger & Acquisition Transaction Fee: If the Company completes a partnership or licensing transaction with any or all of its assets or the Company or any or all of its assets are acquired by another entity prior to completing a financing resulting in gross proceeds of at least $8,000,000 to the Company,  then Consultant shall be entitled to receive a fee equal to  4% of the gross proceeds of such transaction on an “as is when is” basis (including but not limited to: upfront payments, milestones and royalties paid in cash or securities) within 30 days of such proceeds being received by the company or, if directly, by its shareholders

(b)           Consultant and Company acknowledge and agree that the compensation set forth herein represents the fair market value of the services provided to Company by Consultant, negotiated in an arms-length transaction, and has not been determined in a manner which takes into account the volume or value of any current or future referrals or business otherwise generated between the Company and the Consultant.  Nothing contained in this Agreement constitutes or shall be construed in any manner as an obligation or inducement for Consultant to recommend the prescribing, purchase, use, or preferential formulary status or dispensing of any of the Company’s products or services or those of any organizations affiliated with the Company.

Section 4.  Expenses.  The Company shall reimburse Consultant for all reasonable and necessary expenses incurred by Consultant in connection with the Services provided hereunder.

Section 5.  Confidential Information and Inventions.

(a)           Consultant recognizes and acknowledges that in the course of his/her duties Consultant is likely to receive confidential or proprietary information owned by the Company, its affiliates or third parties with whom the Company or any such affiliates has an obligation of confidentiality.  Accordingly, during and after the Term, Consultant shall use his/her best efforts to protect the confidentiality of the Confidential and Proprietary Information and agrees to keep confidential and not disclose or make accessible to any other person or use for any other purpose other than in connection with the fulfillment of his/her duties under this Agreement, any Confidential and Proprietary Information (as defined below) owned by, or received by or on behalf of, the Company or any of its affiliates.  “Confidential and Proprietary Information” shall include, but shall not be limited to, confidential or proprietary scientific or technical information, data, formulas and related concepts, business plans (both current and under development), client lists, promotion and marketing programs, trade secrets, or any other confidential or proprietary business information relating to development programs, costs, revenues, marketing, investments, sales activities, promotions, credit and financial data, manufacturing processes, financing methods, plans or the business and affairs of the Company or of any affiliate or client of the Company.  Consultant expressly acknowledges the trade secret status of the Confidential and Proprietary Information and that the Confidential and Proprietary Information constitutes a protectable business interest of the Company.  Consultant agrees: (i) not to use any such Confidential and Proprietary Information for himself/herself or others; and (ii) not to take any Company material or reproductions (including but not limited to writings, correspondence, notes, drafts, records, invoices, technical and business policies, computer programs or disks) thereof from the Company’s offices at any time during the Term, except as required in the execution of Consultant’s duties to the Company.  Consultant agrees to return immediately all Company material and reproductions (including but not limited, to writings, correspondence, notes, drafts, records, invoices, technical and business policies, computer programs or disks) thereof in his/her possession to the Company upon request and in any event immediately upon termination or expiration of the Term.

(b)          Except with prior written authorization by the Company, Consultant agrees not to disclose or publish any of the Confidential and Proprietary Information, or any confidential, scientific, technical or business information of any other party to whom the Company or any of its affiliates owes an obligation of confidence, at any time during or after the Term.

(c)           Consultant agrees that all inventions, discoveries, improvements and patentable or copyrightable works (“Inventions”) initiated, conceived or made by him/her, either alone or in conjunction with others, in connection with or as a result of performance of Services by Consultant during the Term shall be the sole property of the Company to the maximum extent permitted by applicable law and, to the extent permitted by law, shall be “works made for hire” as that term is defined in the United States Copyright Act (17 U.S.C.A., Section 101).  The Company shall be the sole owner of all patents, copyrights, trade secret rights, and other intellectual property or other rights in connection therewith.  Consultant hereby assigns to the Company all right, title and interest he/she may have or acquire in all such Inventions.  Consultant further agrees to assist the Company in every proper way (but at the Company’s expense) to obtain and from time to time enforce patents, copyrights or other rights on such Inventions in any and all countries, and to that end Consultant will execute all documents necessary:

(i)         to apply for, obtain and vest in the name of the Company alone (unless the Company otherwise directs) letters patent, copyrights or other analogous protection in any country throughout the world and when so obtained or vested to renew and restore the same; and
(ii)        to defend any opposition proceedings in respect of such applications and any opposition proceedings or petitions or applications for revocation of such letters patent, copyright or other analogous protection.

(d)          Consultant acknowledges that while performing the Services under this Agreement Consultant may locate, identify and/or evaluate patented or patentable inventions having commercial potential in the fields of hemorrhoids, anal fissures, and fecal incontinence which may be of potential interest to the Company or one of its affiliates (the “Third Party Inventions”).  Consultant understands, acknowledges and agrees that all rights to, interests in or opportunities regarding, all Third-Party Inventions identified by the Company, any of its affiliates or either of the foregoing persons’ officers, directors, employees, agents or consultants (including the Consultant) during the Term shall be and remain the sole and exclusive property of the Company or such affiliate and Consultant shall have no rights whatsoever to such Third-Party Inventions and will not pursue for himself/herself or for others any transaction relating to the Third-Party Inventions which is not on behalf of the Company.

(e)           Consultant agrees that he/she will promptly disclose to the Company, or any persons designated by the Company, all improvements and Inventions made or conceived or reduced to practice or learned by him/her, either alone or jointly with others, during the Term.

(f)            Consultant agrees that the Company shall be entitled to enjoin any breach of the confidentiality and other obligations hereunder without having to post a bond in addition to all other remedies it may have under applicable law.  Consultant will notify the Company in writing immediately upon the occurrence of any unauthorized release of any Confidential and Proprietary Information or other breach of any of the obligations under this Section 5 of which it is or becomes aware.

Section 6.  Insider Trading.  Consultant recognizes that in the course of his/her duties hereunder, Consultant may receive from the Company or others information that may be considered "material, nonpublic information" concerning a public company that is subject to the reporting requirements of the Securities and Exchange Act of 1934, as amended.  Consultant agrees NOT to: (a) purchase or sell, directly or indirectly, any securities of any company while in possession of relevant material, nonpublic information relating to such company received from the Company or others in connection herewith; (b) provide Company with information with respect to any public company that may be considered material, nonpublic information without the prior written consent of the Company; or (c) communicate any material, nonpublic information to any other person in which it is reasonably foreseeable that such person is likely to (i) purchase or sell securities of any company with respect to which such information relates, or (ii) otherwise directly or indirectly benefit from such information.  Without limiting any of the confidentiality and insider trading obligations included in this Agreement, Consultant shall not discuss any information concerning Company obtained by Consultant in the course of performing the Services with any financial, securities or industry analyst or with the media without the written agreement of Company.

Section 7.  Representations, Warranties and Covenants of Consultant.  The Consultant hereby represents, warrants and covenants to the Company as follows:

(a)           Neither the execution or delivery of this Agreement nor the performance by Consultant of his/her duties and other obligations hereunder violate or will violate any statute, law, determination or award, or conflict with or constitute a default or breach of any covenant or obligation under (whether immediately, upon the giving of notice or lapse of time or both) any prior employment agreement, contract, or other instrument to which Consultant is a party or by which he/she is bound.

(b)           Consultant has the full right, power and legal capacity to enter and deliver this Agreement, as applicable, and to perform his/her duties and other obligations hereunder.  This Agreement constitutes the legal, valid and binding obligation of Consultant enforceable against him/her in accordance with its terms.  No approvals or consents of any persons or entities are required for Consultant to execute and deliver this Agreement, as applicable, or perform his/her duties and other obligations hereunder.

(c)           Consultant represents that his/her performance of all the terms of this Agreement will not breach any agreement to keep in confidence any confidential information or trade secrets acquired by Consultant from any third party, and Consultant agrees not to use any confidential information or trade secrets of any third party in connection with the provision of the Services in violation of the agreements under which he/she had access to or knowledge of such confidential information or trade secrets.

(d)              Consultant hereby represents that he/she (i) has not been debarred by any relevant professional organization and (ii) to the best of Consultant’s knowledge, is not debarred or under consideration to be debarred by the Food and Drug Administration (the “FDA”) from working in or providing services to any pharmaceutical or biotechnology company under the Generic Drug Enforcement Act of 1992.  Consultant shall notify the Company immediately if, during the Term, Consultant comes under investigation by the FDA for debarment or disqualification or is debarred or disqualified.  Consultant shall notify the Company immediately if the FDA or any other regulatory authority requests permission to or does inspect Consultant's records in connection with the Services provided under this Agreement or any other matter, and Consultant will deliver to the Company promptly all materials, correspondence, statements, forms, and records which Consultant receives, obtains or generates pursuant to any such inspection.

(e)              Consultant will not use any confidential information or trade secrets of any third party in his service to Company in violation of the terms of the agreements under which he had access to or knowledge of such confidential information or trade secrets.

(f)               During the Term of this Agreement and for a period of one-year thereafter, if Consultant uses, recommends, or comments upon the attributes of any Company product or service in connection with the treatment of a patient, a scientific or educational presentation or publication, a media interview, or any other third-party communication or interaction, Consultant shall disclose that Consultant is or has been a paid consultant of Company and the fact of any other of Consultant’s financial relationships with Company.

Section 8.  Intentionally Omitted.

Section 9.  Consultant not an Employee.  Company and Consultant hereby acknowledge and agree that Consultant shall perform the services hereunder as an independent contractor and not as an employee or agent of Company or any Company affiliate.  Consultant will be solely responsible for all taxes, withholding and other similar statutory obligations.  Consultant shall not represent that he/she is an employee of Company or any Company affiliate under any circumstance.  In addition, nothing in this Agreement shall be construed as establishing any joint venture, partnership or other business relationship between the parties hereto or representing any commitment by either party to enter into any other agreement by implication or otherwise except as specifically stated herein.  Consultant shall not have any authority, express or implied, to bind Company or any Company affiliate to any agreement, contract, or other commitment.  Consultant further understands and agrees that this Agreement is entered into by Company on a non-exclusive basis and that Company and its affiliates remain free to deal with others and retain other consultants, employees, brokers, finders and other agents in the same or similar capacity as Consultant has been retained at any time at their own option.

Section 10.  Miscellaneous.

(a)           This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York, without giving effect to its principles of conflicts of laws.

(b)           Any dispute arising out of, or relating to, this Agreement or the breach thereof (other than Section 5 hereof), or regarding the interpretation thereof, shall be finally settled by arbitration conducted in New York, New York in accordance with the rules of the American Arbitration Association then in effect before a single arbitrator appointed in accordance with such rules.  Judgment upon any award rendered therein may be entered and enforcement obtained thereon in any court having jurisdiction.  The arbitrator shall have authority to grant any form of appropriate relief, whether legal or equitable in nature, including specific performance.  For the purpose of any judicial proceeding to enforce such award or incidental to such arbitration or to compel arbitration and for purposes of Section 5 hereof, the parties hereby submit to the exclusive jurisdiction of the competent courts located in New York, New York, and agree that service of process in such arbitration or court proceedings shall be satisfactorily made upon it if sent by registered mail addressed to it at the address referred to in paragraph (g) below.  The costs of such arbitration shall be borne proportionate to the finding of fault as determined by the arbitrator.

(c)           This Agreement shall be binding upon and inure to the benefit of the parties hereto, and their respective heirs, legal representatives, successors and permitted assigns.

(d)           This Agreement, and Consultant’s rights and obligations hereunder, may not be assigned, delegated or otherwise subcontracted by Consultant.  The Company may assign its rights, together with its obligations, hereunder in connection with any sale, transfer or other disposition of all or substantially all of its business or assets.

(e)           This Agreement cannot be amended orally, or by any course of conduct or dealing, but only by a written agreement signed by the parties hereto.

(f)            The failure of either party to insist upon the strict performance of any of the terms, conditions and provisions of this Agreement shall not be construed as a waiver or relinquishment of future compliance therewith, and such terms, conditions and provisions shall remain in full force and effect.  No waiver of any term or condition of this Agreement on the part of either party shall be effective for any purpose whatsoever unless such waiver is in writing and signed by such party.

(g)          All notices, demands or other communications desired or required to be given by any party to any other party hereto shall be in writing and shall be deemed effectively given upon (i) personal delivery to the party to be notified, (ii) upon confirmation of receipt of telecopy or other electronic transmission, (iii) one business day after deposit with a reputable overnight courier, prepaid for priority overnight delivery, or (iv) five days after deposit with the United States Post Office, postage prepaid, in each case to such party at the address set forth above, or to such other addresses and to the attention of such other individuals as any party shall have designated to the other parties by notice given in the foregoing manner.

(h)           This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter hereof, and supersedes all prior agreements, arrangements and understandings, written or oral, relating to the subject matter hereof.  No representation, promise or inducement has been made by either party that is not embodied in this Agreement, and neither party shall be bound by or liable for any alleged representation, promise or inducement not so set forth.

(i)            As used in this Agreement, “affiliate” of a specified person or entity shall mean and include any person or entity controlling, controlled by or under common control with the specified Person.

(j)            The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

(k)           This Agreement may be executed in any number of counterparts, each of which shall constitute an original, but all of which together shall constitute one and the same instrument.

(l)            As used in this Agreement, the masculine, feminine or neuter gender, and the singular or plural, shall be deemed to include the others whenever and wherever the context so requires.  Additionally, unless the context requires otherwise, "or" is not exclusive.

[Remainder of Page Intentionally Left Blank – Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above by proper person thereunto duly authorized.

VENTRUS BIOSCIENCES, INC.

By:	/s/ Thom Rowland
Name: Thom Rowland
Title: Chairman, Board of Directors

Russell H. Ellison MD

By:	/s/ Russell H. Ellison
Name: Russell H. Ellison
Tax ID #: